Exhibit 99.1

Media Contacts: Teresa Nilsen Hennessy Advisors, Inc. Terry@hennessyadvisors.com; 800-966-4354	Hibre Teklemariam SunStar Strategic HTeklemariam@sunstarstrategic.com; 703-894-1057

FOR IMMEDIATE RELEASE

Hennessy Advisors, Inc. Reports Quarterly Earnings

and Announces Quarterly Dividend

August 6, 2025, Novato, CA - Hennessy Advisors, Inc. (Nasdaq:HNNA) today announced financial results for its third fiscal quarter of 2025, which ended June 30, 2025. The Company also declared a quarterly dividend of $0.1375 per share to be paid on September 4, 2025, to shareholders of record as of August 20, 2025. This represents an annualized dividend yield of 4.4%, based on a closing price of $12.63 on August 5, 2025.

“While equity markets continued to rise and reach new highs in the first half of 2025, volatility persisted due to uncertainty around inflation, tariffs, and delays in anticipated Fed rate cuts,” said Neil Hennessy, Chairman and CEO. “Rather than react to the constant flurry of financial headlines, we stay grounded in the fundamentals. In my opinion, the U.S. labor market has proven remarkably resilient, with historically low unemployment and consistent payroll growth. GDP is rising modestly, while inflation continues to moderate – I believe both of which are boosting consumer sentiment. We’re also seeing encouraging signs in corporate earnings and businesses putting money to work – upgrading operations, expanding capacity, and leaning into growth for the future.”

“With the passage of major fiscal legislation in early July, I believe investors now have the clarity needed to refocus on the strength of the economic data. I remain confident in the resilience of the market and optimistic about future performance. As always, we remain calm, focused, and committed to delivering long-term value to our shareholders,” he added.

“We’re pleased to report growth in assets under management, continued positive earnings, ongoing quarterly dividend payments, and a growing cash position – each of which strengthens our ability to capitalize on future opportunities. We also remain focused on completing the process for Hennessy Advisors to assume management of the STF Tactical Growth & Income ETF and the STF Tactical Growth ETF, which would expand our ETF offerings,” said Teresa Nilsen, President and COO.

Summary Highlights (compared to the prior comparable quarter ended June 30, 2024):

●	Total revenue: $8.1 million (up 4%)
●	Net income: $2.1 million (up 5%)
●	Fully diluted earnings per share: $0.26 (unchanged)
●	Average assets under management, upon which revenue is earned: $4.1 billion (up 5%)
●	Total assets under management: $4.3 billion (up 6%)
●	Cash and cash equivalents, net of gross debt: $30.0 million (up 38%)

	Three Months Ended June 30,		Change
	2025	2024	Amount	Percent
Total Revenue	$8,054,259	$7,784,523	$269,736	3.5%
Net Income	2,120,934	2,029,527	91,407	4.5%
Earnings Per Share (Diluted)	0.26	0.26	-	0.0%
Weighted Average Number of Shares Outstanding (Diluted)	7,960,872	7,732,068	228,804	3.0%
Average Assets Under Management	4,098,783,695	3,893,131,722	205,651,973	5.3%

	As of June 30,
	2025	2024
Total Assets Under Management	$4,280,005,244	$4,027,830,779	$252,174,465	6.3%
Cash and Cash Equivalents, Net of Gross Debt Balance	30,069,042	21,767,015	8,302,027	38.1%

About Hennessy Advisors, Inc.

Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty funds. Hennessy Advisors, Inc. is committed to providing superior service to shareholders and employing a consistent and disciplined approach to investing based on a buy‑and‑hold philosophy that rejects the idea of market timing.

Supplemental Information

Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

Forward-Looking Statements

This press release contains “forward-looking statements” for which Hennessy Advisors, Inc. claims the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. Forward‑looking statements relate to expectations and projections about future events based on currently available information. Forward‑looking statements are not a guarantee of future performance or results and are not necessarily accurate indications of the times at which, or means by which, such performance or results may be achieved. Forward‑looking statements are subject to risks, uncertainties, and assumptions, including those described in the sections entitled “Risk Factors” and elsewhere in the reports that Hennessy Advisors, Inc. files with the Securities and Exchange Commission. Unforeseen developments could cause actual performance or results to differ substantially from those expressed in, or suggested by, the forward‑looking statements. Hennessy Advisors, Inc. management does not assume responsibility for the accuracy or completeness of the forward-looking statements and undertakes no responsibility to update any such statement after the date of this press release to conform to actual results or to changes in expectations.